                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in this Registration Statement on Form S-8 (File No. 333-________), being filed with the Securities and Exchange Commission (the "Commission") by The Coast Distribution System, Inc. pertaining to The Coast Distribution System, Inc. 1997 Employee Stock Purchase Plan, of our report dated February 27, 1998, with respect to the consolidated balance sheets of The Coast Distribution System and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997 included in the Annual Report on Form 10-K of The Coast Distribution System for the year ended December 31, 1997, filed with the Commission on March 31, 1998.

GRANT THORNTON LLP


San Jose, California
May 29, 1998




                                  EXHIBIT 23.2